News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Senior Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Declares Cash Dividend; Resumes Quarterly Payout

MOULTRIE, GEORGIA, February 23, 2012 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors at its meeting yesterday, declared a quarterly cash dividend of $0.04 per common share, and announced plans to resume paying cash dividends on a quarterly basis. The dividend is payable March 9, 2012 to shareholders of record on March 5, 2012. The Company has approximately 2.5 million shares of common stock outstanding.

DeWitt Drew, President and CEO of Southwest Georgia Financial commented, “In spite of the tepid economic recovery, we believe that the bank’s financial condition and core earnings capacity are such that we can support a return to quarterly dividends while continuing our expansion efforts.”

The Company paid an annual cash dividend of $0.10 per common share in January 2011 and in January 2010. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 84 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $306 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.